Exhibit 99.1.

FOR IMMEDIATE RELEASE

TEKLA WORLD HEALTHCARE FUND INTRODUCES FACT CARD

BOSTON, MA, October 19, 2015 — Tekla World Healthcare Fund (NYSE: THW) is pleased to introduce its first fact card.  The fact card, which summarizes Fund information which may include quarterly data regarding the Fund including performance, portfolio holdings, geographic and sector information, will be available at www.teklacap.com or by request from the Fund’s marketing and support services agent, Destra Capital Investments at (877)855-3434. The Fund intends to publish and distribute fact cards with quarterly data.  Please visit the Fund’s website or call Destra Capital Investments to obtain the Fund’s fact cards as published.

Tekla World Healthcare Fund is a non-diversified closed-end fund that invests primarily in the healthcare industry. The Fund’s objective is to seek current income and long-term capital appreciation through investment in companies engaged in the healthcare industry, including equity securities and debt securities.

Tekla Capital Management LLC, the Fund’s investment adviser, is a Boston, MA based healthcare-focused investment manager with approximately $2.9 billion of assets under management as of September 30, 2015. Tekla also serves as investment adviser to Tekla Healthcare Investors (NYSE: HQH), Tekla Life Sciences Investors (NYSE: HQL) and Tekla Healthcare Opportunities Fund (NYSE: THQ), closed-end funds that invest in companies in the healthcare and life sciences industries. Information regarding the funds and Tekla Capital Management LLC can be found at www.teklacap.com.

Destra Capital Investments, the Fund’s marketing and investor support services agent, is a Chicago, IL based investment management firm. Please contact Destra Capital Investments at THW@destracapital.com or call (877)855-3434 if you have any questions regarding THW.